Exhibit 21.1

Subsidiaries of CSRA Inc.
The following is a list of the subsidiaries of CSRA Inc. as of December 9, 2015.

Name	Jurisdiction
Computer Sciences Government Solutions LLC	Nevada
CSC State and Local Solutions LLC	Nevada
DynPort Vaccine Company LLC	Virginia
Eagle Alliance	Maryland
42SIX, LLC	Maryland
Autonomic Resources LLC	North Carolina
Tenacity Solutions Incorporated	Virginia
Vulnerability Research Labs, LLC	Delaware
Star Second Merger Sub LLC	Delaware
Sterling Parent LLC	Delaware
SRA International, Inc.	Virginia
Sentech, Inc.	Maryland
SRA Global Clinical Development s.a.r.l	France